Exhibit 10.1

Soma Somasundaram President & CEO	Phone: 281-602-2164 (O) 630-400-2379(M) Email: SomaS@championx.com

January 15, 2021

Via e-mail

Mr. Kenneth M. Fisher

Dear Ken,

On behalf of Apergy USA, Inc., I am delighted to extend to you an offer for employment as Executive Vice President and Chief Financial Officer of ChampionX Corporation (the “Company”). In this position, you will be reporting to me. As discussed, your start date will be February 1, 2021 or an earlier date mutually agreed upon between you and the Company (the date on which your employment commences, your “Start Date”). Your principal place of employment will be at the Company’s office in The Woodlands, Texas, subject to reasonable business travel as may be required to perform your duties.

The following is a summary of your eligible compensation and benefits for this position, subject to the terms of this offer letter (the “Offer Letter”) and the applicable plans or policies in effect from time to time:

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Annual Base Salary. During your employment with the Company, you will receive an annualized base salary of $590,000 (“Base Salary”), less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time. Your first salary review will be in the first quarter of 2022 and any adjustments to your Base Salary will be made in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).

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Target Annual Performance Bonus. For each fiscal year during your employment with the Company, you will be eligible to earn a discretionary annual performance bonus (“Annual Bonus”), targeted at 90% of your Base Salary (the “Target Bonus”), with the actual amount of the Annual Bonus, if any, based on attainment of individual and Company performance objectives and goals established by the Committee from time to time, subject to the terms of the ChampionX Executive Officer Annual Incentive Plan (the “Bonus Plan”) as in effect from time to time. Your 2021 Annual Bonus will be pro-rated. The Annual Bonus for any given fiscal year, if any, shall be payable no later than March 15th following the end of the fiscal year to which the Annual Bonus relates, subject to your continued employment with the Company through the end of the applicable performance period. Please refer to the Bonus Plan for more information, provided, that if there are any terms set forth in the Bonus Plan that are contrary to the terms of this Offer Letter, the terms of this Offer Letter shall control.

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Long-Term Incentive Plan. Subject to approval by the Committee, during each fiscal year of your employment with the Company, you will be eligible to receive an annual equity grant (each, an “Annual Equity Grant”) under the ChampionX Corporation Amended and Restated 2018 Equity and Cash Incentive Plan or such other equity plan approved by the Company’s shareholders then in effect (the “Plan”) with a fair market value equal to approximately $1,400,000 at the time of grant. The form of each Annual Equity Grant will be determined in the Committee’s sole discretion. Each Annual Equity Grant will be subject to the terms and conditions of the Plan and the grant agreement(s) evidencing such Annual Equity Grant. Nothing in this Offer Letter shall be construed to give you any rights to any amount or type of grant or award except as provided in a grant agreement and authorized by the Committee.

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Vacation Time: During your employment with the Company, you will be eligible for the following vacation, paid time off and holidays, subject, in each case, to the Company’s policies as may be in effect from time to time:

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You will be eligible to accrue 30 days of vacation time (“Vacation Time”) per year (pro-rated for partial years of service). Vacation Time will be accrued on a monthly basis, beginning the following month of your Start Date. Vacation Time must be scheduled according to the mutual convenience of you and the Company.

•	Personal Time is available for you to utilize to support your personal needs.

•	11 Company Paid Holidays will be allocated annually (pro-rated for any partial years of service).

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Severance Benefits. As Executive Vice President and Chief Financial Officer of the Company, if your employment is terminated under certain circumstances, you will be eligible to receive the severance benefits available under either the ChampionX Corporation Executive Severance Plan or ChampionX Corporation Senior Executive Change-in-Control Severance Plan, as applicable, subject to and in accordance with the terms and conditions therein as may be amended or in effect from time to time.

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Health and Welfare Benefits. During your employment with the Company, you will be eligible to participate in the health and welfare benefit plans and other benefit programs made available to similarly situated Company employees from time to time (for example, medical, dental, prescription drugs, vision, flexible spending accounts, 401(k) plan), subject to and in accordance with the terms and conditions of the applicable plan documents and Company programs as may be in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan or program at any time without violation of this Offer Letter.

Please note that this offer and compensation package described herein is contingent upon all of the following: (i) verification of work authorization; (ii) your representation that there are no legal prohibitions or restrictive covenant obligations from any prior employer(s) that would prevent you from performing your duties to the Company; (iii) your agreement to read, conform to and comply with the rules, regulations and policies of the Company and Apergy USA, Inc., as will be provided to you and in effect from time to time; (iv) successful background screening; (v) successful passing of required substance abuse testing, conducted consistent with the applicable Company policies for such testing; and (vi) your acceptance and execution of the Company’s restrictive covenant agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). In addition, please note that federal law requires that you provide the Company with documents establishing your identity and right to work in the United States within three business days following your Start Date.

By executing this Offer Letter, you expressly represent that you are under no restrictions with any current or former employer or other third party, including restrictions with respect to non-competition, non-solicitation, confidentiality, or any other restrictive covenant, that would prevent you from accepting employment with the Company or from performing any services on the Company’s behalf. In addition, you promise that you will not, directly or indirectly, provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you, directly or indirectly, use or disclose such information in the course of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company or any of its affiliates be liable for any additional taxes, interest or penalties that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

The information contained in this Offer Letter and the Restrictive Covenant Agreement is not intended to and does not constitute a contract of employment, either express or implied. Notwithstanding the terms of this Offer Letter, your employment with the Company will be at-will, and can be terminated at any time by you or the Company for any reason or no reason, provided that you provide the Company with sixty (60) days’ advance written notice, which the Company may accelerate and give immediate effect to in its sole discretion. Nothing in this Offer Letter or the Restrictive Covenant Agreement should be construed or implied to guarantee continued employment or otherwise modify the at-will nature of your employment relationship with the Company.

This Offer Letter, the Restrictive Covenant Agreement and any other documents expressly set forth herein sets forth the entire agreement between you and the Company and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between you and the Company. This Offer Letter shall be construed, and its enforceability and the relationship of the parties shall be determined, in all respects under the laws of Texas without regard to principles of conflicts of law.

If the terms herein are acceptable to you, please sign the Acceptance of Offer Letter on the following page and the Restrictive Covenant Agreement (initial each page at the bottom right corner and sign and date where indicated) and return to me by January 18, 2021, retaining a copy of each for your records.

I am extremely pleased to offer you this position and to welcome you to the Company! We appreciate your consideration of this offer, and I look forward to hearing back from you. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Soma Somasundaram

Soma Somasundaram
President & CEO
ChampionX

Acceptance of Offer Letter

I accept the terms and conditions as described in this Offer Letter. In consideration of my employment, I agree to read, conform to and comply with the rules, regulations and policies of Apergy USA, Inc. and the Company as will be provided to me from time to time during my employment. A faxed or PDF signature shall operate the same as an original signature.

I understand and accept the terms and conditions of the Offer Letter:

Name:	/s/ Kenneth M. Fisher	Date	January 19, 2021

EXHIBIT A

AGREEMENT CONCERNING CONFIDENTIAL INFORMATION, TRADE SECRETS, NON-

COMPETITION, NON-SOLICITATION, INVENTIONS, AND PATENT RIGHTS

This Agreement Concerning Confidential Information, Trade Secrets, Non-competition, Non-solicitation, Inventions, and Patent Rights (this “Agreement”) dated to be effective as of February 1, 2021 (the “Effective Date”), is made and entered into by and between Kenneth M. Fisher (“Employee”) and Apergy USA, Inc. (together with ChampionX Corporation, its subsidiaries and any of their respective successors and assigns, the “Company”).

In consideration of the mutual covenants and undertakings contained in the Offer Letter that this Agreement is appended, and for such other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1. Non-Disclosure of Confidential Information. Employee recognizes that the Company has made significant investments of time and resources in establishing substantial relationships with its existing and prospective clients and developing the Company’s reputation and goodwill. Employee further recognizes that the protection of the Company’s proprietary business information, trade secrets, and other Confidential Information (defined below) is of value to the Company and vital to the Company’s interests and success and worthy of the protection provided by Employee in his/her promises made in this Agreement. In exchange for Employee’s promises made in this Agreement, the Company has provided and will continue to: (a) provide Employee access to Confidential Information relating to the Company’s business, clients, and prospects, as may be relevant to Employee’s position with the Company and (b) make available to Employee the benefit of the Company’s client and other business relationships, as well as their support, training, goodwill, and reputation within their industry. Employee acknowledges that all Confidential Information is confidential, proprietary, not known outside of the Company’s business, valuable, special and/or a unique asset of the Company which belongs to the Company. Employee further acknowledges that if this Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company and cause the loss of certain competitive advantages. In exchange for the Company’s promises made in this Agreement, Employee covenants and agrees that Employee will not, during employment with the Company and at any time after termination of Employee’s employment with the Company, for any reason or no reason, directly or indirectly, in any form or manner, divulge, disclose, or communicate to any person, entity, firm, corporation or any other third party, any Confidential Information, except as required in the performance of Employee’s duties for the Company or as required by law. In exchange for the Company’s promise to provide Employee with Confidential Information, Employee covenants and agrees that he/she will only access, disclose, transmit, use, store, and/or dispose of Confidential Information for appropriate business purposes for the benefit of the Company, and never for the benefit of Employee or any other person or entity or any other inappropriate purpose.

For purposes of this Agreement, the term “Confidential Information” shall mean any information relating to the business or affairs of the Company and its parents, subsidiaries, affiliates, successors and assigns, including, without limitation, (1) any technical or non-technical data, financial data, techniques, drawings, designs, processes, procedures, improvements, product information, new products, products in development, inventions, models, manuals, know-how, financial data, lists of actual or potential customers or suppliers of the Company, or any of the Company’s parents, subsidiaries, affiliates, successors and assigns; (2) any information regarding the marketing, sales or dealer network, business development or merger, acquisition, or divestiture plans for the Company, or any of the Company’s parents, subsidiaries, affiliates, successors and assigns; and (3) personal identifying information received through Employee’s job duties about other employees or customers, such as employees’ and customers’ social security numbers, credit card information, bank account information, PIN numbers, or personal health information. If Employee receives personal identifying information as part of his/her job duties, Employee is responsible for protecting such Confidential Information from disclosure, inappropriate use, or theft. Confidential Information does not include information related to an employee’s wages, benefits, or working conditions. Employee agrees that nothing in this paragraph shall be deemed a waiver or limitation of the Company’s ability to use common law or statutory means, including any applicable Trade Secrets Act, to protect information that is a trade secret under applicable law.

Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Employee (or any other individual) from (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, (c) accepting any U.S. Securities and Exchange Commission awards or (d) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee will not be not required to notify the Company that such reports or disclosures have been made.

As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”) Employee is advised that it is not a violation of this Agreement and Employee will not be held criminally or civilly liable under any Federal or State trade secret law (including under the DTSA) if Employee discloses trade secret information (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or attorney solely for the purpose of reporting or investigating suspected violation of law; or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA. In the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

2. Delivery Upon Termination. Upon the Company’s request, and in any event without request upon termination of Employee’s employment with the Company for any reason or no reason, Employee will promptly deliver to the Company any and all Confidential Information, including any and all copies, derivatives and extracts thereof, whether in hard copy or electronic format, and any Company Property in his or her possession or control. “Company Property” may include but is not limited to: manuals of any sort and kind, cost information, keys, access cards, credit cards, phone cards, computers, cell phones, smart phones, computer programs, computer discs, computer lists, databases, product lists, price lists, records of all sorts, data samples, models, programs, handbooks, lists of customers, lists of suppliers, financial data, contracts, and any other writings or compilation of information relating in any manner to the operation of the Company or any of its parents, affiliates, subsidiaries, and related companies, including all copies (photocopies, handwritten copies, electronic copies or otherwise) of such documents or writings. Employee’s compliance with this Paragraph 2 may require the removal and/or deletion of data or information defined as Company Property above from any personal computer, smart phone, and/or cell phone. At the Company’s request, Employee agrees to provide the Company with access to Employee’s personal computer, smart phone, and/or cell phone to identify and remove any Confidential Information or Company Property contained thereon. Employee will provide such access and any necessary passwords or access codes no later than five (5) business days after request by the Company. Upon Employee’s separation from the Company, Employee shall provide the Company with any passwords or access codes needed to access any Company computer, smart phone, and/or cell phone that was in Employee’s possession or control during employment.

3. Non-Competition. The restrictive covenants contained in this Paragraph 3 are supported by consideration to Employee from the Company as specified in this Agreement, including, but not limited to, the consideration described in Paragraph 1 hereof and in the Offer Letter. In exchange for the consideration specified herein and as a material incentive for the Company to enter into this Agreement and the Offer Letter, to protect the Company’s material business interests and further align Employee’s interests with the Company’s long term business interests, and to enforce Employee’s obligations under Paragraph 1 hereof, Employee hereby agrees that, during his/her employment with the Company and for a period of one (1) year after termination of Employee’s employment with the Company regardless of the reason for termination (the “Post-Employment Restrictive Period”), Employee shall not, directly or indirectly, as an individual, partner, stockholder, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, on his/her own behalf or in combination with others (other than on behalf of the Company or its parents, subsidiaries, affiliates, successors, and assigns): (1) engage in any activity or perform any services that contribute to any research, discovery, development, manufacture, importation, marketing, promotion, or sale of one or more Competing Products, to the extent Employee engaged in the same or similar activities and/or performed the same or similar services for or on behalf of the Company; or (2) engage in any activity during the performance of which Confidential Information obtained is likely to be used or disclosed, notwithstanding Employee’s undertaking to the contrary.

Notwithstanding the foregoing, the restrictions in this Paragraph shall only restrict Employee’s activities during the Post-Employment Restrictive Period within the Territory. “Territory” means the U.S. “Competing Products” means any product, process, or service (in each case, whether in existence or under development) that has the same or similar purpose or use as, or improves upon or competes with, in each case, a product, process, or service researched, discovered, developed, manufactured, imported, marketed, sold, or offered for sale by the Company, or one or more of the Company’s parents, subsidiaries, affiliates, successors, and assigns, during Employee’s employment with the Company if Employee worked on and/or received Confidential Information about such product, process, or service during his/her employment with The Company (which products, processes and services include, but are not limited to, the provision of equipment, services and technologies used in the drilling and completion of wells for the production of oil and natural gas, including, without limitation, artificial lift equipment, chemical solutions, and digital technologies). Nothing in this Paragraph prevents Employee from owning not more than two percent (2%) of the issued and outstanding securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, provided Employee is not involved in the management of such corporation.

4. Non-Solicitation of Customers. The restrictive covenants contained in this Paragraph are supported by consideration to Employee from the Company as specified in this Agreement, including, but not limited to, the consideration provided in Paragraph 1 hereof and the Offer Letter. In exchange for the consideration specified herein and as a material incentive for the Company to enter into this Agreement, and to enforce Employee’s obligations under Paragraph 1 hereof and protect the Company’s relationships and goodwill with its customers, Employee hereby agrees that, during his/her employment with the Company and during the Post-Employment Restrictive Period, Employee shall not, directly or indirectly, as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, on his/her own behalf or in combination with others (other than on behalf of the Company or its parents, subsidiaries, affiliates, successors, and assigns): (1) promote or market any Competing Products to any Company customer; or (2) solicit any Company customers for the purpose of selling any Competing Products. The foregoing notwithstanding, this Paragraph shall only restrict Employee’s activities during the Post-Employment Restrictive Period with respect to (i) customers with whom Employee had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) during Employee’s employment with the Company, or (ii) customers about whom Employee learned Confidential Information as a result of his/her employment with the Company. Nothing in this Paragraph prevents Employee from owning not more than two percent (2%) of the issued and outstanding securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, provided Employee is not involved in the management of such corporation.

5. Non-Solicitation of Employees. Employee agrees that during his/her employment with the Company, and for a period of twenty-four (24) consecutive months after termination of such employment for any reason or no reason, he/she shall not, except in the course of his/her duties on behalf of the Company, directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit, or encourage any employee of the Company, or any of the Company’s parents, subsidiaries, affiliates, successors and assigns, to leave the employ of the Company, or any of the Company’s parents, subsidiaries, affiliates, successors and assigns, or to accept employment or work with any other person or entity. This Paragraph shall only restrict Employee’s activities during the post-termination restriction period with respect to employees in the division or department in which Employee worked during Employee’s employment with the Company, or employees with whom Employee had direct or indirect contact during Employee’s employment with the Company.

6. Enforceability; Tolling. Employee recognizes and agrees that the territorial, time and scope limitations set forth in this Agreement are reasonable and properly required for the protection of the Company’s legitimate business interests and that such restrictive covenants, individually or in the aggregate, will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by the restraints. In the event that any territorial, time, or scope limitation set forth in set forth in this Agreement is deemed to be unreasonable or unenforceable by a court of competent jurisdiction, Employee and the Company agree that the court shall be allowed to revise the restrictions to the territorial, time, or scope limitations to such an area, period, or scope as said court shall deem reasonable under the circumstances. If such reformation partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect. It is also agreed that each of the Company’s affiliates will have the right to enforce all of

Employee’s obligations to that affiliate under this Agreement. In the event of any violation of the provisions of this Agreement, Employee agrees that the post-termination restrictions contained in this Agreement will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of any post-termination restriction period will be tolled during any period of such violation.

7. Confidential Information of Others. Employee understands that the Company has hired Employee because of Employee’s general skills and abilities and not because of Employee’s possession, if any, of any former employer’s, customer’s, or other third party’s confidential or proprietary information. Employee hereby certifies that Employee has returned all property, data, and documents, whether in electronic, paper, or other form, of any former employer, customer, or other third party. Employee agrees and warrants (a) Employee will not use or disclose, directly or indirectly, in furtherance of Employee’s employment with the Company, any confidential or proprietary information, whether in electronic, paper, or other form, that Employee obtained through Employee’s employment with any previous employer(s); (b) Employee is fully capable of performing his duties for The Company without the use or disclosure of any confidential or proprietary information, whether in electronic, paper, or other form, that Employee obtained through Employee’s employment with any previous employer(s); and (c) Employee will comply with and abide by any confidentiality obligations that Employee has with previous employer(s) at the time hired by the Company.

8. Ownership, Disclosure and Assignment of Inventions. Each and every Invention, whether made, conceived, or reduced to practice, solely by Employee or jointly with others, during the term of Employee’s employment, and each and every U.S. and foreign Letters Patent and each and every continuation, continuation-in-part, divisional, reissue, reexamination, extension, and foreign counterpart thereof, as well as any other patent or patent application that claims priority directly or indirectly from the foregoing and any patent application from which any patent listed in the foregoing issued, as well as trademarks and copyrights in the U.S. or in any foreign country, covering any such Invention (together, “Invention IP”), shall be the exclusive property of the Company. Employee further agrees that during the period of Employee’s employment, Employee will promptly disclose to the Company, each and every such Invention in such reasonable detail as The Company may require, and Employee agrees to assign and does hereby assign to the Company all Employee’s rights, title, and interest in and to each and every such Invention and Invention IP. As used in this Agreement, the term “Invention” shall mean, including without limitation, any idea, discovery, design or improvement, whether or not patentable, with respect to any product, process, formula or apparatus produced or used in, or arising out of, or in any way related to, the business of the Company or any work in which Employee is engaged, or may be engaged in, or to which Employee may be exposed as an employee of the Company.

Employee understands that this Paragraph shall not apply to any Invention which is not subject to assignment under applicable statute, including any Invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Employee for the Company.

9. Cooperation with Respect to Inventions, Patents, Trademarks, and Copyrights. Employee will, upon request of the Company, either during or at any time after termination of Employee’s employment by the Company, promptly and without further consideration (but without expense to Employee), execute and deliver all papers, including but not limited to applications and assignments for patents or copyrights, and take any and all other actions, including participating in any proceedings which the Company may consider necessary to secure to or maintain in it and its successors and assigns any and all rights and titles in and to any Inventions and Inventions IP.

10. Injunctive Relief. In the event that Employee breaches any of the terms of this Agreement, Employee stipulates and agrees that said breach will result in immediate and irreparable harm to the business and goodwill of the Company, that money damages and remedies at law for such breach would be inadequate, and that the Company shall therefore be entitled, without posting any bond or other security, to receive from any court of competent jurisdiction an injunction to restrain any violation or threatened violation of this Agreement, to obtain specific performance of this Agreement, and/or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Employee and Employee’s agents involved in such breach. Employee shall, in addition, pay to the Company the Company’s costs and expenses in enforcing the terms of this Agreement (including court costs and reasonable attorneys’ fees), to the fullest extent permitted by law.

11. Continuing Obligation. The obligations, duties and liabilities of Employee pursuant to this Agreement are continuing and shall remain in full force and effect as provided herein despite any termination of Employee’s employment with the Company for any reason or no reason whatsoever.

12. Employee-At-Will. This Agreement does not constitute a guarantee of employment for any time period and Employee acknowledges and agrees that Employee is employed by the Company at-will, meaning either the Company or Employee may terminate that employment relationship at any time, with or without notice, and for any reason or no reason at all, provided that you provide the Company with sixty (60) days’ advance written notice which the Company may accelerate and give immediate effect to in its sole discretion. The “at-will” condition of Employee’s employment with the Company may only be changed by a writing signed by Employee and an authorized senior executive of the Company. No other supervisor, manager, or employee of the Company has the authority to change the “at-will” condition of Employee’s employment, nor may any such change be effected in a manner other than in a writing as described in the preceding sentence.

13. Severability and Enforceability. If a phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in the Agreement is deemed to be unreasonable, unenforceable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall be amended, modified and/or revised to the extent required to render such restriction or limitation valid and enforceable.

14. Successor and Assigns. Employee’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Company may assign, and Employee expressly consents to the assignment of, this Agreement to any person, including, without limitation, any successor, parent, subsidiary, or affiliated entity of the Company, including in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15. Governing Law and Venue. This Agreement shall be construed, and its enforceability and the relationship of the parties shall be determined, in all respects under the laws of Texas without regard to principals of conflicts of law. Any claim or dispute arising under this Agreement shall be adjudicated by any state court of competent jurisdiction in Harris County, Texas or the United States District Court for the Houston Area, Texas.

16. Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof. This Agreement may be executed simultaneously in multiple counterparts each of the same force and effect. A faxed or PDF signature shall operate the same as an original signature.

17. Notification to Subsequent Employers: Waiver of Claims. Upon termination of employment with the Company, the Company may notify and Employee shall notify anyone employing Employee or considering employing Employee of the existence and contents of this Agreement. Employee and the Company expressly waive any claim against each other based upon the disclosure to any person of the existence or provisions of or conduct under this Agreement.

18. Waiver. The waiver by the Company of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

19. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written; provided, however, that this Agreement supplements and does not limit or restrict or alter in any way any confidentiality, non-competition, or non-solicitation obligations that Employee may have undertaken in other agreements with the Company or which apply to Employee under any applicable law. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated, in whole, or in part, except by an instrument in writing signed by Employee and an officer of the Company. By signing this Agreement, Employee acknowledges that Employee is not relying on any oral or written statements or representations made by any employee or agent of the Company that are not expressly set forth herein.

20. Employee Acknowledgement. Employee acknowledges that he/she has read the entire Agreement, and fully understands the limitations which it imposes upon him/her. Employee acknowledges receiving a duplicate copy of this Agreement.

Signed this 19th day of January, 2021.

/s/ Kenneth M. Fisher

Signature of Employee

Accepted this 19th day of January, 2021.

Apergy USA, Inc.

By:	/s/ Jordan Zweig

Title:	Senior Vice President and Chief Human Resources Officer

ChampionX Corporation

By:	/s/ Jordan Zweig

Title:	Senior Vice President and Chief Human Resources Officer